(m)(1)(i)

AMENDED SCHEDULE A

with respect to the

THIRD AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

for

VOYA MUTUAL FUNDS

CLASS A SHARES

Fund	Maximum Combined Service and Distribution Fees (as a percentage of average daily net assets)
Voya Diversified Emerging Markets Debt Fund	0.25%
Voya Diversified International Fund	0.25%
Voya Global Bond Fund	0.25%
Voya Global Corporate Leaders® 100 Fund	0.25%
Voya Global Equity Dividend Fund	0.25%
Voya Global Equity Fund[1]	0.25%
Voya Global High Dividend Low Volatility Fund	0.25%
Voya Global Perspectives® Fund	0.25%
Voya International Real Estate Fund	0.25%
Voya Multi-Manager Emerging Markets Equity Fund	0.25%
Voya Multi-Manager International Small Cap Fund	0.35%

Date last amended: December 5, 2016 to add Voya Global Corporate Leaders® 100 Fund and Voya Global High Dividend Low Volatility Fund.

[1]	Voya Global Equity Fund (formerly, Voya Global Value Advantage Fund, formerly, Voya International Value Equity Fund, formerly, ING International Value Equity Fund, formerly, ING Global Value Choice Fund) Service Fee change effective January 2, 2008.